SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ___)

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Filed by a Party other than the Registrant ☐

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☐   Preliminary Proxy Statement                                                                                          ☐       Confidential, for Use of the
☒   Definitive Proxy Statement                                                                                                        Commission Only (as permitted
☐   Definitive Additional Materials                                                                                                by Rule 14a-6(e)(2))
☐   Soliciting Material Pursuant to Rule 14a-12

BLONDER TONGUE LABORATORIES, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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BLONDER TONGUE LABORATORIES, INC.
One Jake Brown Road
Old Bridge, New Jersey 08857

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 19, 2015

To Our Stockholders:

The 2015 Annual Meeting of Stockholders of Blonder Tongue Laboratories, Inc. (“Blonder,” “we” or “our”) will be held at our executive offices located at One Jake Brown Road, Old Bridge, New Jersey, on May 19, 2015, beginning at 10:00 a.m., local time, for the following purposes:

1.
To elect as the Directors constituting Class II of the Board of Directors the two nominees named in the attached Proxy Statement to serve until the 2018 Annual Meeting of Stockholders and until qualified successor Directors have been elected or until their resignation or removal;

2.	To ratify the appointment of Marcum LLP, certified public accountants, as our independent registered public accounting firm for the fiscal year ending December 31, 2015; and

3.
To transact any other business as may properly come before the meeting or any adjournments thereof.  In their discretion, the Proxies are authorized to vote upon any other business as may properly come before the Annual Meeting or any adjournments thereof.

Please read the attached Proxy Statement for further information regarding each proposal to be made.  A proxy, if properly executed and received in time for the voting, will be voted in the manner directed on the proxy.  If no direction is made, the proxy will be voted FOR all proposals on the proxy card.

Our Board of Directors has fixed the close of business on March 31, 2015 as the record date for determining stockholders entitled to notice of and to vote at the meeting or any adjournments or postponements thereof.  Only stockholders of record at the close of business on March 31, 2015 are entitled to notice of and to vote at the meeting or any adjournments thereof.

Stockholders as of the record date of March 31, 2015 are cordially invited to attend the meeting.  Attendance at the meeting will be limited to stockholders as of the record date or their authorized representatives and our guests.  Regardless of whether you plan to attend, please complete, date and sign the enclosed proxy and return it promptly. If you receive more than one form of proxy, it is an indication that your shares are registered in more than one account, and therefore you should complete and return each proxy if you wish to vote all of your shares that are eligible to be voted at the meeting.

By Order of the Board of Directors

Robert J. Pallé, Jr., President, Chief Operating Officer and Secretary
April 17, 2015

 Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 19, 2015

The proxy statement and annual report to stockholders are available at:
http://www.astproxyportal.com/ast/07796

PLEASE COMPLETE AND RETURN THE PROXY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.  IF YOU ATTEND THE MEETING AND DESIRE TO VOTE IN PERSON AT THE MEETING, YOUR PROXY WILL BE RETURNED TO YOU UPON WRITTEN NOTICE TO THE SECRETARY OF THE COMPANY REVOKING YOUR PROXY.

TABLE OF CONTENTS

GENERAL INFORMATION	1
Voting and Proxies	1
Revocation of a Proxy	2
Voting on Other Matters	2
Costs of Proxy Solicitation	2
Voting Securities	2
PROPOSAL NO. 1 - ELECTION OF DIRECTORS	2
DIRECTORS AND EXECUTIVE OFFICERS	3
Nominees and Continuing Directors	3
Other Executive Officers	5
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	6
CORPORATE GOVERNANCE AND BOARD MATTERS	7
Board Leadership Structure and Risk Oversight	7
Director Independence	8
Meetings of the Board of Directors; Committees	8
Audit Committee Report	12
Board Policies Regarding Communications With the Board of Directors and Attendance t Annual Meetings	12
Directors' Compensation	13
EXECUTIVE COMPENSATION	14
Summary of Compensation Objectives and 2014 Compensation	14
Summary Executive Compensation	16
Summary Compensation Table	17
Outstanding Equity Awards At December 31, 2014	20
PROPOSAL NO. 2 - RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	21
Audit and Other Fees Paid to Independent Registered Public Accounting Firm	21
Pre-Approval Policy for Services by Independent Registered Public Accounting Firm	22
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	22
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	22
STOCKHOLDER PROPOSALS	23
Director Nominations at the Annual Meeting	23
Stockholder Proposals for Inclusion in 2016 Proxy Statement	23
Stockholder Proposals for Presentation at the 2016 Annual Meeting	23
ANNUAL REPORT ON FORM 10-K	23

i

BLONDER TONGUE LABORATORIES, INC.
One Jake Brown Road
Old Bridge, New Jersey 08857

PROXY STATEMENT FOR
THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON
MAY 19, 2015

GENERAL INFORMATION

This Proxy Statement is being furnished to the stockholders of Blonder Tongue Laboratories, Inc., a Delaware corporation (“Blonder” or “we”), in connection with the solicitation of proxies by our Board of Directors for our 2015 Annual Meeting of Stockholders (the “Annual Meeting”) and at any adjournment or adjournments thereof.

Stockholders as of the record date of March 31, 2015 are invited to attend the Annual Meeting on May 19, 2015, at 10:00 a.m., local time.  The meeting will be held at our executive offices located at One Jake Brown Road, Old Bridge, New Jersey. You may obtain directions to attend the Annual Meeting in person from our website at www.blondertongue.com/about/directions.aspx.

The mailing address of our principal executive office is One Jake Brown Road, Old Bridge, New Jersey 08857.  Our telephone number is (732) 679-4000.  This Proxy Statement and the enclosed form of proxy will be mailed to each stockholder on or about April 17, 2015, together with the Annual Report on Form 10-K for the year ended December 31, 2014.

Voting and Proxies

You can vote by completing, signing, dating and mailing the enclosed proxy card in the envelope provided. When a proxy is returned properly, the shares represented by the proxy will be voted in accordance with your instructions.

You may also attend the Annual Meeting in person and cast your vote there.  If your shares are held in the name of your broker, bank or other nominee and you wish to vote at the Annual Meeting, you must bring a legal proxy from the record holder of your shares indicating that you were the beneficial owner of the shares on March 31, 2015, the record date for voting, and that you have a right to vote your shares.

Regarding the election of Class II Directors to serve until the 2018 Annual Meeting of Stockholders (proposal 1), stockholders may vote in favor of all nominees or withhold their votes as to all nominees or withhold their votes as to specific nominees. With respect to any other proposals to be voted upon, stockholders may vote in favor of a proposal, against a proposal or may abstain from voting.  You should specify your choices on the enclosed form of proxy.  If no specific instructions are given with respect to the matters to be acted upon, the shares represented by a signed proxy card will be voted (i) FOR the election of all nominees; and (ii) FOR ratification of the appointment of Marcum LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

Directors will be elected by a plurality of the votes cast by the holders of the shares of our common stock, $.001 par value per share (“Common Stock”), voting in person or by proxy at the Annual Meeting.  Votes withheld from one or more Directors will have the same effect as abstentions and will have no effect on the vote for election of Directors.  Approval of any other matters to come before the Annual Meeting will require the affirmative vote of the holders of a majority of the shares of our Common Stock having voting power present in person or by proxy at the Annual Meeting.  Abstentions are deemed present for quorum purposes and entitled to vote and, therefore, will have the effect of a vote against any matter other than the election of Directors.  Broker non-votes occur when a broker or other nominee holding shares for a beneficial owner does not vote on a proposal because the beneficial owner has not provided voting instructions and the broker does not have discretionary authority to vote shares on the matter.  Broker non-votes are not considered to be shares “entitled to vote” (other than for quorum purposes), will not be included in vote totals and will have no effect on the outcome of any matters to be voted upon at the Annual Meeting.

Revocation of a Proxy

All proxies delivered pursuant to this solicitation are revocable at any time before they are exercised, by (i) filing written notice with our Secretary before the Annual Meeting, (ii) signing and delivering a later dated proxy to our Secretary before the Annual Meeting (each to the mailing address of our executive offices), or (iii) voting in person at the Annual Meeting if you are a record holder.  Your attendance at the Annual Meeting will not, without taking one of actions described in the immediately preceding sentence, constitute revocation of a proxy.  If your shares are held in the name of a broker, bank or other nominee, you need to contact the record holder of your shares regarding how to revoke your proxy.

Voting on Other Matters

We know of no other business to be transacted at the Annual Meeting other than the election of Class II Directors and the other proposal described in the attached Notice of Annual Meeting of Stockholders.  If any other matters do arise and are properly presented, the persons named in the proxy will have the discretion to vote on those matters for you according to their best judgment and with the instructions of the Board of Directors.

Costs of Proxy Solicitation

We will pay the expenses associated with this solicitation of proxies for the Annual Meeting, including the cost of preparing, assembling and mailing the notice, proxy and Proxy Statement.  We will solicit proxies by use of the mails, through brokers and banking institutions, and by our officers and regular employees.  We may also solicit proxies by personal interview, mail, telephone or facsimile transmission.

Voting Securities

Only owners of record of our Common Stock at the close of business on March 31, 2015 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof.  Each owner of record on the Record Date is entitled to one vote for each share of our Common Stock so held.  There is no cumulative voting.  On the Record Date, there were 6,262,736 shares of Common Stock issued, outstanding and entitled to vote.

PROPOSAL NO. 1 - ELECTION OF DIRECTORS

Our Certificate of Incorporation, as amended, provides that our Board shall consist of between five and eleven members, as determined from time to time by the Board, divided into three classes as nearly equal in number as possible.  The size of the Board is currently set at eight Directors.  Class I and Class III are each set at three Directors, although Class I is currently comprised of only two Directors due to a vacancy resulting from the resignation of James A. Luksch effective March 26, 2015. Class II is comprised of two Directors.  The Board will make a determination in the coming months whether to seek to fill the vacancy in Class I with a new qualified Director or to reduce the size of the Board from eight directors to seven directors, thereby eliminating the vacancy.  The term of the current Class II Directors expires at the 2015 Annual Meeting, the term of the current Class III Directors expires at the 2016 Annual Meeting and the term of the current Class I Directors expires at the 2017 Annual Meeting.  The successors to each class of Directors whose terms expire at an Annual Meeting will be elected to hold office for a term expiring at the Annual Meeting of Stockholders held in the third year following the year of their election.

The Directors whose terms will expire at the 2015 Annual Meeting of Stockholders are Robert J. Pallé, Jr. and Gary P. Scharmett, each of whom has been recommended for nomination by our Nominating Committee and nominated by our Board to stand for re-election as a Director at the 2015 Annual Meeting of Stockholders, to hold office until the 2018 Annual Meeting of Stockholders and until a qualified successor Director has been elected or until he resigns or is removed.  Messrs. Pallé and Scharmett have each consented to serve for the new terms, if elected.

Recommendation of the Board of Directors

Our Board of Directors recommends a vote FOR Robert J. Pallé, Jr. and Gary P. Scharmett as Class II Directors to hold office until the 2018 Annual Meeting of Stockholders and until qualified successor Directors have been elected or until their resignation or removal.  Proxies received by the Board of Directors will be so voted unless stockholders specify in their proxy a contrary choice.

DIRECTORS AND EXECUTIVE OFFICERS

Nominees and Continuing Directors

The following table sets forth the names and certain information about each of the nominees for election as Director and our continuing Directors:

Name	Age	Director Since

Nominees for a three-year term expiring in 2018 (Class II Directors):

Robert J. Pallé, Jr.	69	1993
Gary P. Scharmett(1)	59	1997

Directors not standing for election this year whose terms expire in 2016 (Class III Directors):

Charles E. Dietz(2)	67	2011
James F. Williams	57	1993
James H. Williams	83	2015

Directors not standing for election this year whose terms expire in 2017 (Class I Directors):

Anthony J. Bruno(3)(4)	74	2008
Steven L. Shea(5)(6)	56	2009

(1)           Since February, 2004, a member of the Nominating Committee of the Board of Directors.
(2)           Since January, 2012, a member of the Audit and Compensation Committees of the Board of Directors
(3)           Since February, 2008, a member of the Audit Committee of the Board of Directors.
(4)           Since May, 2008, a member of the Nominating and Compensation Committees of the Board of Directors.
(5)           Since September, 2009, a member of the Audit and Compensation Committees of the Board of Directors.
(6)           Since February, 2010, a member of the Nominating Committee of the Board of Directors.

Set forth below is a brief summary of the recent business experience and background of each nominee for election as a Director, continuing Director and executive officer.  The Board of Directors believes that each nominee, and each continuing Director, possesses the qualities and experience that Directors should possess as such criteria for Board membership is described below in the section entitled “Meetings of the Board of Directors; Committees – Nominating Committee.”  Also included below is information about each Director’s specific experience, qualifications, attributes or skills that led the Board to conclude that he should serve as a Director of Blonder at the time of filing this Proxy Statement.  As reflected, the Nominating Committee seeks out, and the Board is comprised of, individuals with diverse professional backgrounds, experiences and skills.

Anthony J. Bruno has been one of our Directors since February 1, 2008.  Since 2007, Mr. Bruno has been a financial consultant providing corporate acquisition advisory services to various companies located in the United States.  Prior to 2007, Mr. Bruno was the Vice-President of Finance for 18 years for Besam Entrance Solutions, the United States subsidiary of ASSA ABLOY Entrance Systems, a Swedish Company, managing all aspects of its financial activities in North America. Mr. Bruno also previously served as Blonder’s Vice President of Finance from 1981 to 1989.

The Board concluded that Mr. Bruno should serve as a Director due to his significant executive management experience with a large, multi-national corporation and his expertise in finance and auditing matters, including financial reporting and corporate acquisitions.

Charles E. Dietz has been one of our Directors since September 2011.  Since 2008, Mr. Dietz has been an independent cable industry consultant to various clients within the cable industry.  Prior to 2008, Mr. Dietz was Senior Vice President of Engineering for 12 years at Insight Communications, a multiple systems operator, and from 2001 to 2008 served as Insight Communications’ Chief Technical Officer.  Mr. Dietz was responsible for all technical aspects of Insight Communications’ operations, including technology development and implementation, system construction and maintenance, purchasing, and technical regulatory compliance.  Mr. Dietz has been a member of the Society of Cable Telecommunications Engineers since 1978, and a member of Cable TV Pioneers since 2010.

The Board concluded that Mr. Dietz should serve as a Director due to his extensive industry knowledge and executive and technical experience in the cable television and communications industry, including the analysis, evaluation, purchase, use and deployment of products, equipment and technology substantially similar to Blonder’s.  Accordingly, Mr. Dietz brings valuable insight to our customer and vendor relationships and strong relationships with the cable industry to the Board.

Robert J. Pallé, Jr. has been one of our Directors since September, 1993, our President since May, 2003 and our Chief Operating Officer and Secretary since April, 1989.  In April 2015, in light of the resignation of Mr. Luksch, the Board of Directors delegated the duties and powers of our Chief Executive Officer to Mr. Pallé on an interim basis, pending further review and consideration by the Board of Directors of various corporate governance policy and procedural matters in the coming months.  Mr. Pallé  also served as our Executive Vice President from April, 1989 until May, 2003 and as our Interim Treasurer from March through April, 2001.

The Board concluded that Mr. Pallé should serve as a Director due to his extensive business and management experience with us in various senior management positions and his in-depth knowledge of our products, lines of business, long-term strategies, challenges and opportunities.  Mr. Pallé brings a broad perspective to the Board’s deliberations due to his position as one of our top leaders.

Gary P. Scharmett has been one of our Directors since December, 1997.  Since January, 1989, Mr. Scharmett has been a partner in the law firm of Stradley Ronon Stevens & Young, LLP, our outside counsel, and served on the Board of Directors of that firm from January, 2001 until December, 2003.  He presently serves as the Co-Chair of that firm’s Finance & Restructuring Practice Group.  Mr. Scharmett is also currently the President, a member of the Executive Committee, and a member of the Board of Directors of The Association of Commercial Finance Attorneys, Inc., and a member of the Board of Directors of the Philadelphia Chapter of the Turnaround Management Association.

The Board concluded that Mr. Scharmett should serve as a Director due to the important experience, judgment and perspective he brings to the Board based upon his thirty-plus years of experience as a corporate attorney representing a diverse range of companies on complex matters, including financing, regulatory and corporate governance matters.  In addition, having served as our principal legal advisor since 1989, Mr. Scharmett has a unique understanding of our business and the industry in which we operate and compete.

Steven L. Shea has been one of our Directors since September, 2009.  Mr. Shea has more than twenty-five years of investment banking experience.  He currently serves as managing partner of EnREIT, LLC and Energy Infrastructure Capital, LLC, entities which invest in the energy and oil and gas exploration industry.  Mr. Shea assumed these positions in April, 2013 and also continues to serve Hardesty Capital Management, LLC as Chairman of the Executive Committee.  From January, 2011 until November, 2013, he served as President of Hardesty Capital Management, LLC (an SEC registered investment advisor) and Hardesty Capital Corporation, which provide investment advisory services to corporations, institutions and individuals.  Prior thereto, Mr. Shea was an Executive Vice President of Ferris, Baker Watts, Inc. (“Ferris Baker”), from 1999 until the sale of such firm in 2008. Mr. Shea also served as the Executive Director of the Capital Markets Division of Ferris Baker and was a member of their Board of Directors and Executive and Strategic Alternative Committees of the Board of Directors. Prior to his position at Ferris Baker, Mr. Shea was a Vice President with Mercantile Safe Deposit and Trust Company from 1989 to 1993, and was a Vice President at Maryland National Bank from 1981 to 1989.  Mr. Shea  presently serves on the Board of Directors of Trade River Finance USA.

The Board concluded that Mr. Shea should serve as a Director due to his extensive financial, merchant banking, capital markets and executive management experience gained as an investment banker, including his knowledge of growth strategies, acquisition analysis and shareholder relations.  He also has an in-depth familiarity with the technology and manufacturing sectors, along with experience as a director of other corporations.

James F. Williams has been one of our Directors since September, 1993. Since June 1999, he has served as the Chief Financial Officer and a Director of OSC Holding, Inc. and its subsidiaries, which provide demolition, environmental and civil contracting services primarily in the United States and Canada.  Since July, 2007, Mr. Williams has served as a Director, Managing Member and Vice President of Buffalo City Center Leasing, LLC, which, until February 2013, was a lessor of electronic equipment.  Mr. Williams presently serves on the Board of Directors of Affinity Insurance Ltd. and on the Board of Governors of the Park Country Club of Buffalo.  Mr. Williams is the nephew of James H. Williams, one of our Directors.

The Board concluded that Mr. Williams should serve as a Director due to his strong experience in strategic planning, leadership, finance and executive management with various organizations.  As a Director for over twenty years, Mr. Williams also provides perspective, institutional knowledge and a deep understanding of our business.

James H. Williams has been one of our directors since February, 2015.  He was also a Director of Blonder from November, 1988 to May 2006, and served as our Chairman of the Board  from November, 1988 until November, 1994.  From 1995 to 2014, Mr. Williams served as a consultant to us under a written agreement, which agreement was terminated as of December 31, 2014.  Mr. Williams is the uncle of James F. Williams, one of our Directors.

The Board concluded that Mr. Williams should serve as a Director due to his in-depth knowledge and understanding of our business, operations and strategies, as well as bringing an important historical perspective of our company to the Board’s deliberations. Through Mr. Williams’  years of experience as an entrepreneur and investor in many diverse businesses, he  contributes a common sense approach to our Board discussions and deliberations on strategic and business matters.

Other Executive Officers

Emily M. Nikoo, 49, has been our Executive Vice President since May, 2011 and was Senior Vice President – Operations from February, 2007 to May, 2011.  Ms. Nikoo served as Vice President-Marketing and Technical Services from February, 2004 to February, 2007.  She was hired by us in March, 1995 as a product manager and has held several supervisory and management positions.  From 1994 until 1995, Ms. Nikoo was the Vice President of Electronic Systems Advanced Technology, and from 1987 to 1994 she worked as an electrical engineering and project manager for Lockheed Martin Corporation in its space systems business segment.  Ms. Nikoo is the spouse of Nezam Nikoo, one of our Vice Presidents, and the daughter of James A. Luksch, who was our Chief Executive Officer and one of our Directors until his resignation on March 26, 2015.

Eric S. Skolnik, 50, has been a Senior Vice President since May, 2003 and our Chief Financial Officer, Treasurer and Assistant Secretary since May, 2001.  Mr. Skolnik served as our Interim Chief Financial Officer from January, 2001 through April, 2001.  He was our Corporate Controller from May, 2000 through January, 2001.  From 1994 until May, 2000, Mr. Skolnik worked as a certified public accountant with BDO Seidman, LLP.

Allen Horvath, 63, has been our Vice President-Manufacturing since May, 2003 and is responsible for our manufacturing activities.  Mr. Horvath served as our Manufacturing Manager from 1998 until May, 2003.  Since 1976, Mr. Horvath has served us in various management positions in the areas of production testing, engineering, quality control and manufacturing.

Nezam Nikoo, 51, has been our Vice President-Engineering, Chief Technical Officer since May 2013 and was our Vice President-Digital Technologies from February, 2009 through May 2013.  Mr. Nikoo served as our Chief Digital Engineer from July, 2000 until February, 2009 and as our Senior Design Engineer from 1995 until 2008.  From 1988 to 1995, Mr. Nikoo held several positions at Lockheed Martin Corporation, including his final position as Lead Electrical Design Engineer, integrating space shuttle payload experiments.  Mr. Nikoo is the spouse of Emily Nikoo, our Executive Vice President, and the son-in-law of James A. Luksch, who was our Chief Executive Officer and one of our Directors until his resignation on March 26, 2015.

Jeffrey Smith, 51, has been our Vice President-Sales since May, 2011.  Mr. Smith served as our Vice President-North American Sales from October 2007 through May 2011, as our National Director of Sales from December 2006 through October 2007, and as our Director of South Central Regional Sales from January 2006 through December 2006.  From February 2002 through May 2005, Mr. Smith worked as Director of Commercial Installations at Dish Network®.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our Common Stock as of March 31, 2015 by (i) each person who is known by us to beneficially own more than five percent of our Common Stock, (ii) each of our Directors, including nominee Directors, (iii) each of our executive officers named in the Summary Compensation Table below, and (iv) all our executive officers and Directors as a group.  Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares that they beneficially own, subject to community property laws where applicable.

Name and Address of Beneficial Owner(1)(2)	Amount and Nature of Beneficial Ownership (1)		Percent of Class Beneficially Owned
James A. Luksch	739,197	(3)	11.27%
Robert J. Pallé, Jr.	1,597,780	(4)	24.63%
Emily M. Nikoo	242,690	(5)	3.73%
Anthony J. Bruno	96,167	(6)	1.52%
Charles E. Dietz	57,000	(7)	*
Gary P. Scharmett	163,600	(8)	2.57%
Steven L. Shea	111,400	(9)	1.76%
James F. Williams	142,500	(10)	2.24%
James H. Williams	200,000		3.19%
All Directors and executive officers as a group (13 persons)	3,628,626	(11)	47.46%

*     Less than 1%

(1)
Beneficial ownership as of March 31, 2015 for each person listed includes shares subject to options held by such person which are exercisable within 60 days after such date.  Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (“SEC”) and generally includes voting or investment power with respect to securities, which voting or investment power may be further described in the footnotes below.  This table contains information furnished to us by the respective stockholders or contained in filings made with the SEC.  Certain of our executive officers and Directors may, from time to time, hold some or all of their Common Stock in brokerage accounts having outstanding margin loan balances secured by the Common Stock and the other investment securities held in such brokerage accounts.

(2)	Unless otherwise indicated, the address for each beneficial owner is c/o Blonder Tongue Laboratories, Inc., One Jake Brown Road, Old Bridge, NJ 08857.
(3)
Includes 294 shares of Common Stock held of record by Mr. Luksch’s spouse, as to which Mr. Luksch expressly disclaims beneficial ownership.  Mr. Luksch resigned as the Chairman of the Board of Directors, a Director and our Chief Executive Officer effective on March 26, 2015.  In accordance with the terms of Mr. Luksch’s stock option agreements and our Amended and Restated 2005 Employee Equity Incentive Plan, all of Mr. Luksch’s outstanding stock options (295,000) became immediately vested on his last day (March 26, 2015) and may be exercised by him within 90 days of his last day.  Pursuant to a Letter Agreement dated March 24, 2015, Mr. Luksch agreed to vote all shares of our Common Stock beneficially owned by him in accordance with the recommendation of our Board of Directors. Pursuant to the Letter Agreement, Mr. Luksch also provided an irrevocable proxy with regard to the voting rights of all of his shares of Common Stock to certain designated officers and directors of Blonder (as designated by the Audit Committee of the Board of Directors) until June 30, 2018, subject to certain limitations, which irrevocable proxy could be used by us if Mr. Luksch does not vote his shares or votes his shares in a manner inconsistent with his voting agreement set forth in the Letter Agreement.  Accordingly, Mr. Luksch shares voting power over the shares of Common Stock reported herein. See “Executive Compensation- Luksch Resignation and Letter Agreement” below for more detail regarding the irrevocable proxy and the voting agreement.

(4)
Includes 200,000 shares of Common Stock owned of record by a limited liability company of which Mr. Pallé and his spouse are the sole members, 210,000 shares of Common Stock underlying options granted by us to Mr. Pallé which are exercisable within 60 days after March 31, 2015, and 13,334 shares of Common Stock underlying options granted by us to Mr. Pallé’s spouse, who holds a non-officer position with Blonder, which are exercisable within 60 days after March 31, 2015.

(5)
Includes 5,188 shares of Common Stock owned jointly by Ms. Nikoo and her spouse, who is one of our Vice Presidents, 135,001 shares of Common Stock underlying options granted by us which are exercisable within 60 days after March 31, 2015, and 102,501 shares of Common Stock underlying options granted by us to Ms. Nikoo’s spouse which are exercisable within 60 days after March 31, 2015.

(6)	Includes 74,167 shares of Common Stock underlying options granted by us which are exercisable within 60 days after March 31, 2015.
(7)	Includes 32,500 shares of Common Stock underlying options granted by us which are exercisable within 60 days after March 31, 2015.
(8)	Includes 95,000 shares of Common Stock underlying options granted by us which are exercisable within 60 days after March 31, 2015.
(9)	Includes 52,500 shares of Common Stock underlying options granted by us which are exercisable within 60 days after March 31, 2015.
(10)	Includes 95,000 shares of Common Stock underlying options granted by us which are exercisable within 60 days after March 31, 2015.
(11)
Includes all shares of Common Stock beneficially owned by James A. Luksch who resigned as the Chairman of the Board of Directors, a Director and our Chief Executive Officer effective on March 26, 2015.  See footnote 3 above for more details regarding his beneficial ownership.

CORPORATE GOVERNANCE AND BOARD MATTERS

Board Leadership Structure and Risk Oversight

Historically, the Board has determined that our Chief Executive Officer was best situated to serve as Chairman of the Board because he was the Director most familiar with our business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy.  Independent Directors and management have different perspectives and roles in strategy development.  Our independent Directors bring experience, oversight and expertise from outside the company and industry, while the Chief Executive Officer brings company-specific experience and expertise.  In light of the resignation of Mr. Luksch as our Chief Executive Officer and Chairman of the Board, the Board has determined to take a fresh look at its corporate governance in this and other areas.  The Board has also determined that in the interim while this review is being undertaken, Mr. Pallé will be delegated the duties and powers of the Chief Executive Officer of the company, ensuring  continuity in day to day management and operations.  The Board believes that this delegation of interim authority to Mr. Pallé, will continue to promote the development and execution of our strategy and facilitate information flow between management and the Board, which are essential to effective governance.  We do not currently have a lead independent Director.  The Board has historically felt that the appointment of a lead independent Director was not necessary due to the size of our company and the active role of the independent Directors in Board and Committee matters.  Moreover, in addition to the oversight and feedback provided by the independent Directors during the course of our Board of Directors meetings, our independent Directors have regular executive sessions, following which one or more of such independent Directors determined by consensus has acted as a liaison between the independent Directors and the Chairman of the Board regarding any specific feedback or issues.  Over the next several months, the Nominating Committee will evaluate and make recommendations to the Board regarding our existing and alternative governance policies and procedures, such as having a lead independent Director and separating the roles of the Chief Executive Officer and Chairman of the Board.

The Board believes that establishing the right “tone at the top” and that full and open communication between management and the Board of Directors are essential for effective risk management and oversight.  At each regular Board meeting, the Board receives reports from members of senior management on areas of material risk to Blonder, including operational, financial, strategic and performance risks. The full Board receives these reports from the appropriate "risk owner" within the organization to facilitate our risk identification, risk management and risk mitigation strategies.  This enables the Board to coordinate risk oversight, particularly with respect to risk interrelationships across corporate disciplines.

The Board has an active role, as a whole and also at the committee level, in overseeing management of our risks.  The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to areas of financial reporting and compliance with laws, rules and regulations applicable to us, including those related to accounting regulation, insider trading, antitrust, and employment discrimination, whistle blowing and conflicts of interest faced by employees, officers and Directors.  The Compensation Committee assists the Board in fulfilling its oversight responsibilities with respect to our compensation policies and programs.  The Nominating Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization and membership, and succession planning for our Directors and senior executive officers.

Director Independence

The Board of Directors has considered the independence of our Directors pursuant to Section 803A of the Rules of NYSE MKT (“NYSE MKT Rules”).  Under the NYSE MKT Rules, a Director may not be determined to be independent if certain relationships exist, such as:

●
the Director accepted any compensation from us in excess of $120,000 during any period of 12 consecutive months within the prior 3 years, other than certain payments such as (i) compensation for board or committee service, and (ii) benefits under a tax-qualified retirement plan, or non-discretionary compensation; or

●
the Director is a partner in, or a controlling shareholder or an executive officer of, any organization to which we made, or from which we received, payments in any of the most recent 3 fiscal years that exceed 5% of the organization’s consolidated gross revenues for that year, or $200,000, whichever is more.

In addition to reviewing the NYSE MKT Rules, the Board also determines whether any of our Directors has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a Director.  In the course of this determination, the Board considered the following transactions, relationships and arrangements between non-management Directors and us, all of which were determined to be immaterial and below the standards under the NYSE MKT Rules:

●
James F. Williams:  From 2007-2011, we contract manufactured and sold products to a company for which James F. Williams was a Director, Managing Member and Vice President; however, we did not have any sales to this entity in the prior 3 years;

●
James H. Williams:  From 1995 to 2014, Mr. Williams served as a consultant to us under a written agreement, which agreement was terminated as of December 31, 2014. The consulting fees under this agreement were below $120,000 in each of the prior 3 years, and the fees were $25,000 in fiscal 2014; and

●
Gary Scharmett:  The fees paid by us to the law firm where he is a partner were below 5% of the law firm’s consolidated gross revenue in each of the prior 3 years.  See “Certain Relationships and Related Transactions” below for more detail on these fees paid for legal services.

Based on this review, the Board has determined that, except for Robert J. Pallé, Jr., our President and Chief Operating Officer, each of our Directors is independent pursuant to Section 803A of the NYSE MKT Rules.  Accordingly, the current Board consists of a majority of independent Directors.

Meetings of the Board of Directors; Committees

The Board of Directors has three standing committees: the Compensation Committee, the Nominating Committee and the Audit Committee.  During the year ended December 31, 2014, the Board of Directors held 10 meetings, the Compensation Committee held 9 meetings, the Nominating Committee held 4 meetings, and the Audit Committee held 5 meetings.  Each member of the Board of Directors attended (either in person or via teleconference) at least 75% of the aggregate of the total number of Board meetings and Committee meetings held during the period he served as a Director and/or committee member.

Compensation Committee.  The Compensation Committee is currently comprised of Steven L. Shea, Charles E. Dietz, and Anthony J. Bruno, each of whom is a non-employee Director.  Mr. Shea is the Chairman of the Compensation Committee.  Each of the members of the Compensation Committee who served during the 2014 fiscal year was independent, as independence for compensation committee members is defined by NYSE MKT.

The Compensation Committee determines compensation for our executive officers and administers our stock incentive plans, other than the Amended and Restated 1996 Director Option Plan, as amended, the Amended and Restated 2005 Director Equity Incentive Plan, and the Director Stock Purchase Plan, each of which is administered by the Board.

The Compensation Committee’s responsibilities include, among other duties, the responsibility to:

●	evaluate the performance of the Chief Executive Officer, the President and the Executive Vice President;
●
review and approve the base salary (subject to Board approval), bonus, incentive compensation and any other compensation for the Chief Executive Officer, the President and the Executive Vice President;

●	review the Chief Executive Officer’s recommendations for the compensation of the other executive officers, make appropriate adjustments and approve;
●	monitor our cash bonus and equity-based compensation plans and discharge the duties imposed on the Compensation Committee by the terms of those plans;
●
review and approve the proposal regarding the Say on Pay Vote to be included in our proxy statement, and to review and recommend to the Board for approval the frequency with which we will conduct Say on Pay Votes; and

●	perform other functions or duties deemed appropriate by the Board.

Compensation decisions for the Chief Executive Officer, President and all other executive officers are reviewed and approved by the Compensation Committee, subject to ratification by the Board of Directors of the base salary for the Chief Executive Officer, the President and the Executive Vice President.  The Compensation Committee relies upon the Chief Executive Officer to assist the Compensation Committee in performing its duties with regard to all other executive officers.  The Compensation Committee does not delegate any of its authority to other persons.  In recent years the Compensation Committee has not retained a compensation consultant in determining the base salary for our executive officers.

With regard to the compensation of our Chief Executive Officer, the President and the Executive Vice President, the Compensation Committee reviews their individual performance, written comments and performance grades received from members of the Board regarding their performance, periodically, relevant compensation information from salary surveys, and periodically, summary information and comments from peer review questionnaires.  The Chief Executive Officer also provides the Compensation Committee with a summary review of the President’s (except when the Chief Executive Officer and the President are the same person) and Executive Vice President’s performance.  Based upon its review of all of the foregoing information, the Compensation Committee determines the form and amount of compensation for these officers, subject to Board approval of their base salaries.  The base salary of the Chief Executive Officer, the President and the Executive Vice President is presently reviewed every year.

With regard to compensation for the other executive officers, the Compensation Committee reviews the Chief Executive Officer’s written summary review of the executive officers’ performance and periodically this information is supplemented by summary information and comments from periodic peer review questionnaires.  The Chief Executive Officer also provides a recommendation as to the appropriate form and amount of compensation for each other executive officer.  The Compensation Committee reviews and considers the recommendation of the Chief Executive Officer, makes adjustments as appropriate and approves them.  This review and adjustment procedure is performed annually for the other executive officers.

The Compensation Committee does not establish the amount or form of Director compensation.  These determinations are made and approved by the full Board of Directors.  However, the Compensation Committee will periodically review and recommend to the Board compensation, equity-based plans and benefit programs for non-employee Directors.  Grants of stock option awards to non-employee Directors are generally made annually upon consideration and approval by the full Board of Directors with each non-employee Director abstaining from voting on an award to him.

The Board of Directors adopted a written charter for the Compensation Committee in August, 2013.  The Compensation Committee reviews and reassesses the charter for adequacy on an annual basis.  A copy of the Compensation Committee Charter is available on our website at www.blondertongue.com under the “About Us/Investor Relations/Compensation Committee Charter” caption.

Nominating Committee.  The Nominating Committee is currently comprised of Gary P. Scharmett, Anthony J. Bruno and Steven L. Shea, each of whom is a non-employee Director.  Mr. Scharmett is the Chairman of the Nominating Committee.  Each of the members of the Nominating Committee who served during the 2014 fiscal year was independent, as independence for nominating committee members is defined by NYSE MKT.

The Nominating Committee, among other things, considers and makes recommendations to the Board of Directors concerning the appropriate size of the Board and nominees to stand for election or fill vacancies on the Board, as well as the composition of our standing committees.  In particular, the Nominating Committee identifies, recruits, considers and recommends candidates to fill positions on the Board in accordance with its criteria for Board membership (as such criteria are generally described below).  In searching for qualified Director candidates to nominate for election at an annual meeting of stockholders, the Nominating Committee will initially consider nominating the current Directors whose terms are expiring and will consider their past performance on the Board, along with the criteria for Board membership, in determining whether to nominate them for re-election.  In connection with nominations for elections at annual meetings or to fill vacancies in the Board, the Nominating Committee may solicit the current members of the Board to identify qualified candidates through their business and other organizational networks and may also retain director search firms as it determines necessary in its own discretion.  The Nominating Committee will then consider the potential pool of Director candidates derived from the foregoing process, select the top candidates to fill the number of openings based on their qualifications, the Board’s needs (including the need for independent Directors) and the criteria for Board membership.  The Nominating Committee will then conduct a thorough investigation of the proposed candidates’ backgrounds to ensure there is no past history that would disqualify such candidates from serving as Directors.  Those candidates that are selected and pass the background investigation will be recommended to the full Board for nomination.

The criteria for a nominee to the Board include, among other things:

●	The highest personal and professional ethics, strength of character, integrity and values;

●
Experience as a senior manager, chief operating officer or chief executive officer of a relatively complex organization or, if in a professional or scientific capacity, be accustomed to dealing with complex problems, or otherwise shall have obtained and excelled in a position of leadership;

●
Education, experience, intelligence, independence, fairness, reasoning ability, practical wisdom, and vision to exercise sound, mature judgments on a macro and entrepreneurial basis on matters which relate to our current and long-term objectives;

●
Competence and willingness to learn our business, and the breadth of viewpoint and experience necessary for an understanding of the diverse and sometimes conflicting interests of stockholders and other constituencies;

●
The nominee should be of such an age at the time of election to assure a minimum of three years of service as a Director, and should be free and willing to attend regularly scheduled meetings of our Board of Directors and its committees over a sustained period and otherwise be able to contribute a reasonable amount of time to our company affairs;

●	The stature and capability to represent us before the public, stockholders, and other various individuals and groups that affect us; and

●	Willingness to appraise objectively the performance of management in the interest of the stockholders and question management’s assumptions when inquiry is appropriate.

The Nominating Committee does not have a formal policy with respect to diversity.  However, in order to enhance the overall quality of the Board’s deliberations and decisions, the Nominating Committee seeks candidates with diverse professional backgrounds and experiences, representing a mix of industries and professions with varied skill sets and expertise.

The Nominating Committee does not have a formal charter, but our Board has adopted guidelines addressing the purpose and responsibilities of the Nominating Committee in connection with its formation.  The guidelines include procedures for recruiting, considering and recommending nominees to our Board and criteria for Board membership.  Although the Nominating Committee will not consider any director candidates recommended by stockholders, our Board believes this is appropriate as our Certificate of Incorporation and Bylaws permit stockholders to directly nominate persons for election as Directors by following the procedures set forth therein.

Audit Committee.  We have a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) under the Securities Exchange Act of 1934, as amended (“Exchange Act”).  The Audit Committee is currently comprised of Anthony J. Bruno, Charles E. Dietz and Steven L. Shea, each of whom is a non-employee Director.  Mr. Bruno is the Chairman of the Audit Committee.  The Audit Committee, among other things:

●	oversees our accounting and financial reporting process and audits of our financial statements;

●	selects, retains or terminates our independent registered public accounting firm;

●	reviews the plans and results of the audit engagement with the independent registered public accounting firm;

●
discusses with the independent registered public accounting firm all necessary accounting policies and practices to be used and alternative treatments of financial information discussed with management;

●	oversees the work of the independent registered public accounting firm;

●	evaluates and pre-approves audit and non-audit services provided by the independent registered public accounting firm;

●	reviews the independence of the independent registered public accounting firm;

●	assures the regular rotation of the audit partners;

●	considers the range of audit and non-audit fees and determines the compensation of the independent registered public accounting firm;

●	reviews financial and earnings information released to the public, analysts and other third parties; and

●	reviews the adequacy of our internal accounting controls.

Each of the members of the Audit Committee who served during the 2014 fiscal year was independent, as “independence” for Audit Committee members is defined by NYSE MKT.  Our Board of Directors has determined that a member of the Audit Committee, Anthony J. Bruno, qualifies as an “audit committee financial expert” as defined in Section 407(d)(5)(ii) of Regulation S-K promulgated by the Securities and Exchange Commission (the “SEC”).  As noted above, Mr. Bruno is considered independent under the Rules of NYSE MKT.  The Board of Directors adopted a written charter for the Audit Committee in June, 2000, which was amended by the Board of Directors in March, 2003, March, 2004, November, 2009, March, 2013 and March 2014.  The Audit Committee reviews and reassesses the charter for adequacy on an annual basis, most recently in March, 2015.  A copy of the Audit Committee Charter is available on our website at www.blondertongue.com under the “About Us/Investor Relations/Audit Committee Charter” caption.

Audit Committee Report

The Audit Committee of the Board of Directors has:

•	reviewed and discussed the audited financial statements with management;

•
discussed with Blonder’s independent registered public accounting firm the matters required to be discussed by Statement of Auditing Standards No. 16, as adopted by the Public Company Accounting Oversight Board;

•
received the written disclosures and the letter from Blonder’s independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence; and

•	discussed with Blonder’s independent registered public accounting firm their independence from Blonder and its management.

Management is responsible for the preparation, presentation and integrity of Blonder’s financial statements, the financial reporting process, accounting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.  Blonder’s independent registered public accounting firm is responsible for performing an independent audit of the financial statements in accordance with Standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon.  The Audit Committee’s responsibility is to monitor and oversee these processes.  The Audit Committee has relied, without independent verification, on the information provided to it and on the representations of management and the independent registered public accounting firm that the financial statements have been prepared in conformity with United States generally accepted accounting principles.

Based on the review and discussions referred to in the items above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Blonder’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

The Audit Committee

Anthony J. Bruno, Chairman
Charles E. Dietz
Steven L. Shea

Board Policies Regarding Communications With the Board of Directors and Attendance at Annual Meetings

Our Board of Directors maintains a process for stockholders to communicate with the Board of Directors.  A stockholder wishing to communicate with our Board of Directors, or any individual member(s) of the Board of Directors, can send a written communication to the attention of the Board of Directors (or specific individual Director(s), if applicable) at the following address: c/o Corporate Secretary, One Jake Brown Road, Old Bridge, New Jersey 08857.  Any such communication must state the number of shares beneficially owned by the stockholder making the communication.  Our Corporate Secretary will forward such communication to the full Board of Directors or to any individual Director or Directors to whom the communication is directed unless the communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case our Corporate Secretary has the authority to discard the communication or take appropriate legal action regarding the communication.

While we do not have a formal written policy regarding Board member attendance at our Annual Meeting, we actively encourage our Directors to attend the Annual Meeting of Stockholders.  All Directors attended our 2014 Annual Meeting of Stockholders.

Directors’ Compensation

2014 DIRECTOR COMPENSATION

The following table discloses the actual compensation paid to or earned by each of our Directors who is not also a named executive officer in fiscal year 2014:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)		All Other Compensation($)	Total ($)
James F. Williams	32,000	5,600	(2)(3)	-	37,600
Anthony J. Bruno	38,400	5,600	(2)(4)	-	44,000
Gary P. Scharmett	34,200	5,600	(2)(3)	-	39,800
Steven L. Shea	37,900	5,600	(2)(5)	-	43,500
Charles E. Dietz	37,200	5,600	(2)(6)	-	42,800
_______________
(1)
The amounts in the “Option Awards” column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.  Assumptions used in the calculation of these amounts are included in Note 1(o) to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014.

(2)	Each non-employee Director as of April 2, 2014 was granted an option to purchase 10,000 shares of Common Stock on such date under the 2005 Director Equity Incentive Plan, as amended.
(3)	As of December 31, 2014, Messrs. Williams and Scharmett each held options to purchase 100,000 shares of Common Stock.
(4)	As of December 31, 2014, Mr. Bruno held options to purchase 74,167 shares of Common Stock.
(5)	As of December 31, 2014, Mr. Shea held options to purchase 52,500 shares of Common Stock.
(6)	As of December 31, 2014, Mr. Dietz held options to purchase 32,500 shares of Common Stock.

Director Compensation Arrangements.

We pay each of our non-employee Directors an annual retainer of $25,000 per year, payable quarterly.  We also pay each non-employee Director a fee of $1,000 for each Board meeting attended in person ($500 if attendance was telephonic) and a fee of $600 for each committee meeting attended in person ($300 if attendance was telephonic or if attending on the same date as a Board meeting).  We reimburse each Director for certain travel, lodging and related expenses incurred in connection with attendance at Board and committee meetings.  From time to time, in the sole discretion of the Board, we grant equity awards to our non-employee Directors.  During calendar year 2014, we did not pay Messrs. Luksch or Pallé any separate compensation for serving on the Board of Directors or any committees thereof.

Director Benefit Plans.

In May 2005, our stockholders approved the adoption of the Blonder Tongue Laboratories, Inc. 2005 Director Equity Incentive Plan (the “Original 2005 Director Plan”).  In May, 2014, our stockholders approved an amendment and restatement in its entirety of the Original 2005 Director Plan (as amended and restated, the “2005 Director Plan”), effective as of February 7, 2014, which, among other things, (i) increased the number of shares of Common Stock available for issuance under the 2005 Director Plan, (ii) extended the term of the 2005 Director Plan to February 7, 2024, (iii) made awards under the 2005 Director Plan subject to clawback provisions under applicable law or under policies that may be adopted by us from time to time, and (iv) prohibited repricing of stock options absent advance stockholder approval.

The 2005 Director Plan is administered by our Board of Directors.  Under the 2005 Director Plan, Directors who are not currently employed by us or by any of our subsidiaries and who have not been so employed within the past six months, are eligible to receive equity-based awards from time to time as determined by our Board.  Options to purchase an aggregate of 299,167 shares were awarded under the Original 2005 Director Plan, all of which were outstanding as of April 1, 2015.  A maximum of 300,833 shares may be awarded under the 2005 Director Plan, and any shares subject to an award issued under the 2005 Director Plan which is terminated, canceled, expired or forfeited for any reason will again be available for the grant of an award.  Under the 2005 Director Plan, eligible Directors may be awarded stock options to purchase a number of shares of Common Stock (“Stock Options”), stock appreciation rights to receive the excess, if any, of the fair market value of a specified number of shares of Common Stock at the time of exercise over the grant price (“SARS”) or stock awards at no cost to the Director (“Stock Awards”), which may be either restricted stock or unrestricted stock.  Each grant of a Stock Option, SAR or Stock Award will be subject to a written Award Agreement which shall specify the terms and conditions of the grant as determined by the Board of Directors, provided, however, that the exercise price for any Stock Option or SAR granted shall not be less than the fair market value of the underlying Common Stock on the date of grant.  The Director Plan expires on February 7, 2024.

On April 2, 2014, each of our non-employee Directors who was a Director on such date was granted an option under the 2005 Director Plan to purchase 10,000 shares of our Common Stock.  The exercise price for these options is $0.875 per share (the fair market value on the date of grant).  The fair market value of our Common Stock is calculated by taking the average of the high and low selling prices as reported on NYSE MKT.  These options vested on April 2, 2015 and expire on April 2, 2024.

On April 2, 2015, each of our non-employee Directors who was a Director on such date was granted an option under the 2005 Director Plan to purchase 10,000 shares of our Common Stock, except that James H. Williams was only granted an option to purchase 9,166 shares of our Common Stock.  The exercise price for these options is $0.955 per share (the fair market value on the date of grant).  The fair market value of our Common Stock is calculated by taking the average of the high and low selling prices as reported on NYSE MKT.  These options vest on April 2, 2016 and expire on April 2, 2025.

EXECUTIVE COMPENSATION

Summary of Compensation Objectives and 2014 Compensation

Our Compensation Committee is responsible for evaluating and approving compensation for our executive officers.  The individuals who served in 2014 as Chief Executive Officer and President, along with the other individual (our Executive Vice President) included in the Summary Compensation Table on page 17, are referred to as the "named executive officers."  This section discusses our compensation objectives and provides an overview of the application of these objectives with regard to the compensation paid to our named executive officers in 2014.

The primary objective of our executive compensation program is to assist us in attracting, retaining and motivating talented executives to execute our business strategy and maximize short-term and long-term profits and stockholder value.  We seek to achieve these objectives by:

•	providing direct compensation and rewards programs that are externally competitive to attract and retain the talent needed;

•	rewarding performance of executives who contribute to strategic and operational goals; and

•	providing compensation that aligns with long-term business objectives and stockholders’ interests.

The key elements of our executive officer compensation program are:

•	base salary;

•	annual incentive compensation in the form of cash bonuses; and

•	long-term incentive compensation.

The Compensation Committee considers various factors when making compensation decisions with regard to the named executive officers, including external market forces, individual circumstances and performance.  A description of these factors and the procedures followed by the Compensation Committee in determining executive compensation are set forth above under “Meetings of the Board of Directors; Committees – Compensation Committee.”

Our compensation program has been designed to promote a performance-based culture which aligns the interests of our named executive officers and other officers with the interests of our stockholders.  Our compensation program makes a substantial portion of executive pay variable, subject to increase when performance targets are achieved, and subject to reduction when performance targets are not achieved.  This includes annual incentive cash compensation based on the achievement of specified performance objectives.  A substantial portion of our named executive officers’ compensation is also based on equity awards with long-term vesting requirements, which have been in the form of stock options in recent years.  These stock options create long-term incentives as the executive only benefits if our stock price appreciates over the long-term.

The historical payouts under our Executive Bonus Plan are evidence of the pay for performance structure of our compensation program.  For example, based on the improvement in operating results in fiscal 2010 as compared to fiscal 2009, bonuses were paid under the Executive Bonus Plan to the named executive officers upon the achievement of the pre-tax income objectives set under the Executive Bonus Plan.  In contrast, for fiscal 2011- 2014, no bonuses were paid to the named executive officers under the Executive Bonus Plan due to the failure to meet the pre-tax income objectives that were set at the beginning of the fiscal year.

Base Salary.  Base salaries are intended to provide a level of cash compensation that is externally competitive in relation to the responsibilities of the executive’s position, with adjustments reflective of recent performance.  Individual salaries for executive officers are generally reviewed annually by the Compensation Committee in accordance with the procedures described above, including their respective performance reviews.  The performance evaluation focuses on the executive’s performance during the past year of the responsibilities of such executive’s position, the executive’s improvement in areas where any deficiencies may have been noted in the past, and the executive’s achievement of any specific goals and objectives which may have been established for such executive, including achievement of budget objectives.  Our overall profit for the fiscal year, the executive’s individual contribution to that profit, and general economic and industry conditions are also considered.  This assessment of individual performance contributions is, however, subjective and not conditioned upon the achievement of any specific, pre-determined performance targets.  In March, 2014, based on the foregoing analysis, including our overall general performance and the performance of the executives, the Compensation Committee decided not to make any adjustments to the base salaries for the named executive officers.

Over the last five completed fiscal years, the salaries of Messrs. Luksch and Pallé have increased at an average annual rate of less than 1%, while the salary of Ms. Nikoo has increased at an average annual rate of approximately 7%.  It has been and continues to be the philosophy of the Compensation Committee that opportunities for significant increases in annual compensation by our senior executives should generally be derived from performance based results that are aligned with the interests of Blonder’s stockholders or in connection with significant changes in the scope and nature of the responsibilities assigned to a particular executive, as was the case with Ms. Nikoo in the last five fiscal years.  As such, annual adjustments for our senior executives have historically been modest (and have even remained flat from time to time), while opportunities to earn substantial bonus payments tied to Blonder’s net profits have been regularly made available under the Executive Bonus Plan.

Bonus Plan.  We provide executives with an annual opportunity to earn cash incentive awards through the Executive Officer Bonus Plan (the “Executive Bonus Plan”).  These cash bonuses are intended to motivate and reward the achievement of short-term profit, which is a key element of the Compensation Committee’s overall compensation philosophy.  Cash bonus awards under the Executive Bonus Plan are paid to officers during a particular fiscal year based upon and relating to our financial performance during the prior fiscal year.  During the first quarter of each fiscal year, we designate which of our executive officers are to participate in the Executive Bonus Plan for that year.  We then establish one or more objective performance goals for the participants and a formula to determine bonus payments based on the achievement of the articulated goal(s).  Presently, the bonus for any participant may not exceed 100% of the participant’s base salary.  Since the performance goals for 2014 were not met, no bonuses were paid to the named executive officers for 2014.  Details of the Executive Bonus Program for 2014 are set forth below under “Executive Officer Bonus Plan.”

Long-Term Incentive.  Long-term incentives are intended to motivate and retain executives and reward them based upon our long-term performance.  Our primary vehicle for providing these incentives is the grant of equity-based and other performance awards under our Amended and Restated 2005 Employee Equity Incentive Plan (“2005 Employee Plan”).  While other awards are authorized under the 2005 Employee Plan, to date, the Compensation Committee has granted only stock options under the 2005 Employee Plan.  The Compensation Committee believes stock options provide long-term incentives to executives while aligning their interests with those of the public stockholders, as the executive only benefits if the stock price increases after the date of grant and only by the amount of the increase. While the Compensation Committee subjectively determines the number of options to be granted, it generally considers the following in making its decisions:

•	the number of outstanding options in relation to the number of outstanding shares of our Common Stock to determine the dilutive effect of additional options,

•
the number of outstanding options that have an exercise price below the current market price (and the magnitude of the exercise price below the current market price) to determine the incentive being created by the outstanding options,

•	the position and level of responsibility of the executive officer and his or her recent performance, and

•	the number of shares owned and options outstanding for an individual executive officer to determine the incentive effect of further options.

Similar to other types of compensation, the Compensation Committee determines the grant of stock options to the Chief Executive Officer, the President and the Executive Vice President.  In 2014, the Compensation Committee took into account that the exercise price of many of the outstanding options were significantly above the current stock price and options have been expiring out-of-the-money.  Accordingly, most of these past grants no longer provided significant incentives for our executives.  Based upon the foregoing reasons and procedures, in May, 2014 the Compensation Committee granted the following stock options with an exercise price of $0.94 per share, a ten-year term and vesting in three equal installments on May 23, 2015, 2016 and 2017 :

Name	No. of Shares
James A. Luksch	50,000 shares
Robert J. Pallé, Jr.	50,000 shares
Emily Nikoo	25,000 shares

Summary Executive Compensation

The following table summarizes the total compensation paid to or earned by our Chief Executive Officer and our next two highest compensated executive officers in 2014 (the “named executive officers”) for services rendered to us in all capacities for the fiscal years ended December 31, 2014 and 2013.

Summary Compensation Table
Name and Principal Position	Year	Salary ($)		Bonus ($)	Option Awards ($)(1)	All Other Compensation ($)		Total ($)
James A. Luksch Former Chairman of the Board and Chief Executive Officer(2)	2014 2013	$419,007 419,007		$ - -	$30,500 33,500	$70,419 70,269	(3) (3)	$519,926 522,776
Robert J. Pallé, Jr. President, Chief Operating Officer and Secretary	2014 2013	328,015 328,015	(4)	- -	30,500 33,500	27,993 27,610	(5) (5)	386,508 389,125
Emily M. Nikoo Executive Vice President	2014 2013	220,000 208,744	(6)	- -	15,250 16,750	13,298 13,198	(7) (7)	209,288 238,692

(1)
The amounts in the “Option Awards” column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.  Assumptions used in the calculation of these amounts are included in Note 1(o) to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014.

(2)	Mr. Luksch resigned as the Chairman of the Board of Directors, a Director and our Chief Executive Officer effective on March 26, 2015.

(3)
The amounts shown in the “All Other Compensation” column for Mr. Luksch include amounts credited for unfunded retirement benefits under his Deferred Compensation Plan as described below under “Compensation Arrangements,” personal use of a company car, and professional fees for tax return preparation.  These amounts also include our matching contribution to our 401(k) defined contribution plan for the benefit of Mr. Luksch and the dollar value of life insurance premiums paid by us with respect to life insurance for the benefit of Mr. Luksch.

(4)	Mr. Pallé voluntarily reduced his annual salary to $196,809 effective February 1, 2015.

(5)
The amounts shown in the “All Other Compensation” column for Mr. Pallé include personal use of a company car, professional fees for tax return preparation, our matching contribution to our 401(k) defined contribution plan for the benefit of Mr. Pallé and the dollar value of life insurance premiums paid by us with respect to life insurance for the benefit of Mr. Pallé, including the supplemental life insurance for the benefit of Mr. Pallé as described below under “Compensation Arrangements.”

(6)	The total reflects an interim adjustment to Ms. Nikoo’s annual salary that was implemented during 2013, which increased her annual salary to $220,000.

(7)
The amounts shown in the “All Other Compensation” column for Ms. Nikoo include personal use of a company car, our matching contribution to our 401(k) defined contribution plan for the benefit of Ms. Nikoo and the dollar value of life insurance premiums paid by us with respect to life insurance for the benefit of Ms. Nikoo.

Compensation  Arrangements.

Other than Mr. Luksch’s Letter Agreement (as described below under “Luksch Resignation and Letter Agreement”) and our current standard employee severance policy applicable to all salaried employees, which entitles them, upon involuntary termination without cause, to one week of pay for each year of service up to a maximum of six weeks of pay, we have no employment, severance or change-of-control agreements with any of our named executive officers, each of whom is employed by us on an at-will basis.  Our executives serve at the will of the Board, which enables us to terminate their employment with discretion as to the terms of any severance arrangement beyond our current standard policy.

We maintain group term life insurance for our employees, including our executive officers, for which each participating employee designates his or her own beneficiary.  In March, 2011, our Board of Directors, upon the recommendation of the Compensation Committee, approved the purchase of a supplemental life insurance policy on the life of Mr. Pallé, our President.  The supplemental life insurance is a ten-year level term policy with a death benefit of $400,000 payable to the beneficiary designated by Mr. Pallé.

In November 2010, our Board of Directors, upon the recommendation of the Compensation Committee, approved an unfunded Deferred Compensation Plan for Mr. Luksch, our Chief Executive Officer and Chairman of the Board (the “Deferred Compensation Plan”), which became effective on January 1, 2011.  Pursuant to the Deferred Compensation Plan, Mr. Luksch earned $3,333.33 per calendar month for each completed calendar month of employment with us, subject to a cap of $250,000, however, by virtue of his resignation and retirement as of March 26, 2015, the gross amount accrued by Mr. Luksch was $166,667.  No interest or other rate of return will be paid on any deferred compensation amount.  Pursuant to the Deferred Compensation Plan, beginning six months after the date of Mr. Luksch’s resignation, we will pay the accumulated deferred compensation in monthly installments equal to $20,000 per month, provided, however, that the first such monthly installment amount shall be equal to the lesser of $120,000 or the total amount accumulated under the Deferred Compensation Plan.  In the event of Mr. Luksch’s death after his termination of employment, all remaining monthly installment payments, if any, will be paid to his designated beneficiary or estate.  The amount accrued under Mr. Luksch’s Deferred Compensation Plan during 2014 was $40,000.  In connection with Mr. Luksch’s resignation in March, 2015, we agreed in the Letter Agreement (as described below) that the gross amount of $166,667 was accrued under the Deferred Compensation Plan at the time of his resignation.

Executive Officer Bonus Plan.

As described above under “Summary of Compensation Objectives and 2014 Compensation,” we provide our executives with an annual opportunity to earn cash incentive awards through the Executive Officer Bonus Plan. The performance goals are expressed in terms of (a) one or more corporate or divisional earnings-based measures (which may be based on net income, operating income, cash flows, or any combination thereof) and/or (b) one or more corporate or divisional sales-based measures.  Each such goal may be expressed on an absolute and/or relative basis, may employ comparisons with our past performance (including one or more divisions) and/or the current or past performance of other companies, and in the case of earnings-based measures, may employ comparisons to capital, stockholders’ equity and shares outstanding.  Performance goals need not be uniform among participants, but they have been in recent years.

After our financial results for a fiscal year have been determined, the Compensation Committee will certify the level of performance goal attainment and the potential bonus payment for each participant.  The Compensation Committee has full authority to decrease the amount that would otherwise be payable to any participant for a fiscal year.

For the 2014 fiscal year, each of the named executed officers were participants under the Executive Bonus Plan.  The participants were entitled to share in a Bonus Pool (“Bonus Pool”) based upon a subjectively determined allocation, which took into account the relative compensation levels of the executives as well as other subjective factors related to overall job performance in 2013, such as the ease with which the executive could be replaced, whether further opportunities for advancement within Blonder existed for the executive, teamwork skills, perceived efforts, interpersonal relationships and overall job performance.  The Bonus Pool for 2014 was equal to the lesser of (i) the sum of the base salary of all participants in the aggregate, or (ii) the sum of (a) 10% of the first $1 million of our pre-tax income, plus (b) 15% of the next $1 million of our pre-tax income, plus (c) 20% of the next $1 million of our pre-tax income, plus (d) 25% of the next $1 million of our pre-tax income, plus (e) 20% of the next $1 million of our pre-tax income, plus (f) 10% of our pre-tax income in excess of $5 million, all as set forth on our audited financial statements (in all cases calculated before taking into account any accrual for such Bonus Pool).  Further, no bonus would be paid to any participant unless the Bonus Pool (calculated in the manner described above) equaled or exceeded $90,000.  Based upon our reported pre-tax income for 2014, no bonuses were paid to our named executive officers relating to such year.

Employee Benefit Plans.

In May 2005, our stockholders approved the adoption of the Blonder Tongue Laboratories, Inc. 2005 Employee Equity Incentive Plan (the “Original 2005 Employee Plan”).  Our stockholders approved an amendment and restatement in its entirety of the Original 2005 Employee Plan in May, 2014 (as amended and restated, the “2005 Employee Plan”) which, among things (i) increased the number of shares of Common Stock available for issuance under the 2005 Employee Plan, (ii) extended the term of the 2005 Employee Plan to February 7, 2024, (iii) made awards under the 2005 Employee Plan subject to clawback provisions under applicable law or under policies that may be adopted by us from time to time, and (iv) prohibited repricing of stock options absent advance stockholder approval.

The 2005 Employee Plan is administered by the Compensation Committee of the Board of Directors.  Under the 2005 Employee Plan, our executive officers and other key employees, as determined by the Compensation Committee, are eligible to receive equity-based awards from time to time as determined by the Compensation Committee.  Options to purchase an aggregate of 1,481,750 shares were awarded under the Original 2005 Employee Plan, of which 1,322,000 were outstanding as of April 1, 2015.  A maximum of 1,118,250  shares may be awarded under the 2005 Employee Plan, and any shares subject to an award issued under the 2005 Employee Plan which is terminated, canceled, expired or forfeited for any reason will again be available for the grant of an award. Under the 2005 Employee Plan, our executive officers and other key employees may be awarded stock options to purchase a number of shares of Common Stock (“Stock Options”), stock appreciation rights to receive the excess, if any, of the fair market value of a specified number of shares of Common Stock at the time of exercise over the grant price (“SARS”), stock awards at no cost to the executive officer or key employee (“Stock Awards”), which may be either restricted stock or unrestricted stock, or performance based awards to receive a number of shares of Common Stock if certain performance goals are met (“Performance Awards”).  Each grant of a Stock Option, SAR, Stock Award or Performance Award will be subject to a written Award Agreement which shall specify the terms and conditions of the grant as determined by the Compensation Committee, provided, however, that the exercise price for any Stock Option or SAR granted shall not be less than the fair market value of the underlying Common Stock on the date of grant. The 2005 Employee Plan expires on February 7, 2024.

On May 23, 2014, each of Messrs. Luksch and Pallé and Ms. Nikoo was granted a non-qualified option under the 2005 Employee Plan to purchase 50,000, 50,000 and 25,000 shares, respectively, of our Common Stock, at an exercise price of $0.94 per share (the fair market value on the date of grant).  The fair market value of our Common Stock is calculated by taking the average of the high and low selling prices as reported on NYSE MKT.  Provided Mr. Pallé or Ms. Nikoo is still employed by Blonder, these options vest in three equal installments on the first, second and third anniversary of the grant date and expire on May 23, 2024.  In light of Mr. Luksch’s resignation and retirement as of March 26, 2015, his options to purchase 50,000 shares accelerated and vested in full as of such date and will be exercisable until June 24, 2015, at which time they will expire.

Retirement Benefits.

Each of the named executive officers is eligible to participate in our 401(k) Savings and Investment Retirement Plan, which covers all full time employees and is qualified under Section 401(k) of the Internal Revenue Code.  Under this plan, we match 50% of each participating employee’s salary deferral up to a maximum match of 3% of eligible compensation.

Outstanding Equity Awards Table

The following table discloses for each named executive officer all shares of our Common Stock underlying unexercised options as of December 31, 2014.

Outstanding Equity Awards At December 31, 2014
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)		Number of Securities Underlying Unexercised Options (#) Unexercisable(1)		Option Exercise Price ($)	Option Expiration Date
James A. Luksch	45,000		-		$1.905	03/28/2016
	35,000		-		$1.98	04/03/2017
	15,000		-		$0.755	11/17/2018
	50,000		-		$1.925	03/23/2021
	33,333	(2)	16,667	(2)	$1.05	05/17/2022
	16,667	(3)	33,333	(3)	$1.00	05/17/2023
	-		50,000	(4)	$0.94	05/23/2024

Robert J. Pallé, Jr.	35,000		-		$1.905	03/28/2016
	25,000		-		$1.98	04/03/2017
	50,000		-		$1.925	03/23/2021
	33,333	(2)	16,667	(2)	$1.05	05/17/2022
	16,667	(3)	33,333	(3)	$1.00	05/17/2023
	-		50,000	(4)	$0.94	05/23/2024

Emily M. Nikoo	15,000		-		$3.84	03/29/2015
	35,000		-		$1.905	03/28/2016
	25,000		-		$1.98	04/03/2017
	25,000		-		$1.925	03/23/2021
	16,667	(2)	8,333	(2)	$1.05	05/17/2022
	8,334	(3)	16,666	(3)	$1.00	05/17/2023
	-		25,000	(4)	$0.94	05/23/2024

__________________
(1)
All option awards were made under the 1995 Long Term Incentive Plan, as amended, or the 2005 Employee Plan.  All of Mr. Luksch’s unexercisable options became exercisable in connection with his retirement effective on March 26, 2015 and may be exercised by him within 90 days of his retirement. See “Luksch Resignation and Letter Agreement” below for more detail.

(2)	This option vests in three equal installments on May 17, 2013, 2014 and 2015, subject to continued employment with Blonder.
(3)	This option vests in three equal installments on May 17, 2014, 2015 and 2016, subject to continued employment with Blonder.
(4)	This option vests in three equal installments on May 23, 2015, 2016 and 2017, subject to continued employment with Blonder.

Luksch Resignation and Letter Agreement.

On March 24, 2015, Blonder and Mr. Luksch, our former Chief Executive Officer and Chairman of the Board, entered into a letter agreement regarding the terms of Mr. Luksch’s separation from Blonder in connection with his retirement and resignation (the “Letter Agreement”).  Pursuant to the Letter Agreement, Mr. Luksch’s employment with, and service as an officer and director of, Blonder ended on March 26, 2015 (“Last Day”), and he received his base salary and benefits through his Last Day, except that his current health benefits will remain in effect through April 30, 2015.  In accordance with the terms of Mr. Luksch’s stock option agreements and Blonder’s Amended and Restated 2005 Employee Equity Incentive Plan, upon Mr. Luksch’s retirement all of his outstanding stock options became vested and may be exercised by him within 90 days of his Last Day, after which time all his stock options will expire.  In addition, the Letter Agreement acknowledges the gross amount of $166,667 accrued under the terms of Mr. Luksch’s Amended and Restated Deferred Compensation Plan.  The Letter Agreement also includes a voting agreement whereby Mr. Luksch agrees to vote all shares of Blonder’s common stock beneficially owned by him in accordance with the recommendation of Blonder’s Board of Directors, along with providing an irrevocable proxy with regard to the voting rights of such shares to certain designated officers and directors of Blonder (as designated by the Audit Committee of the Board of Directors).  These voting provisions and the irrevocable proxy remain in effect through June 30, 2018, subject to earlier mutual termination or sale of all shares by Mr. Luksch to unaffiliated third parties.

PROPOSAL NO. 2 – RATIFICATION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected Marcum LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2015.  Marcum LLP has been our independent registered public accounting firm since October 24, 2005.  We have been advised by Marcum LLP that neither it nor any member thereof has any financial interest, direct or indirect, in us or any of our subsidiaries, in any capacity.  One or more representatives of Marcum LLP is expected to be present at this year’s Annual Meeting of Stockholders with an opportunity to make a statement if he or she desires to do so and to answer appropriate questions with respect to that firm’s examination of our financial statements and records for the fiscal year ended December 31, 2014.

Although the submission of the appointment of Marcum LLP is not required by our Bylaws, the Board is submitting it to the stockholders to ascertain their views.  If the stockholders do not ratify the appointment, we will not be bound to seek another independent registered public accounting firm for 2015, but the selection of another independent registered public accounting firm will be considered in future years.

Audit and Other Fees Paid to Independent Registered Public Accounting Firm

The following table presents fees billed by Marcum LLP for professional services rendered for the fiscal years ended December 31, 2014 and December 31, 2013.

Services Rendered	Fiscal 2014	Fiscal 2013
Audit Fees	$205,447	$218,350
Audit-Related Fees	32,000	32,000
Tax Fees	25,559	31,750
All Other Fees	-	-

Audit Fees

The audit fees for fiscal years 2014 and 2013 were billed or expected to be billed for professional services rendered for the audit of our annual financial statements, the reviews of the financial statements included in our Quarterly Reports on Form 10-Q, consents to incorporate audited financial statements into registration statements related to our employee benefit plans, and assistance with earnings announcements on Form 8-K.  The decrease in 2014 as compared to 2013 was primarily due to audit efficiencies.

Audit-Related Fees

The audit-related fees for fiscal years 2014 and 2013 consisted principally of audits of our pension and 401(k) plans.

Tax Fees

Tax fees for fiscal years 2014 and 2013 consisted principally of preparing our U.S. federal and state income tax returns.

Our Audit Committee has reviewed the non-audit services currently provided by our independent registered public accounting firm and has considered whether the provision of such services is compatible with maintaining the independence of such independent registered public accounting firm.  Based on such review and consideration, the Audit Committee has determined that the provision of such non-audit services is compatible with maintaining the independence of the independent registered public accounting firm.

Pre-Approval Policy for Services by Independent Registered Public Accounting Firm

Our Audit Committee has implemented pre-approval policies and procedures for the engagement of our independent registered public accounting firm for both audit and permissible non-audit services.  Under these policies and procedures, all services provided by the independent registered public accounting firm must either (i) be approved by our Audit Committee prior to the commencement of the services, (ii) relate to assisting us with tax audits and appeals before a taxing authority or be services associated with periodic reports or registration statements filed by us with the SEC, all of which services are pre-approved by our Audit Committee, or (iii) be a de minimis non-audit service (as described in Rule 2-01(c)(7)(i)(C) of Regulation S-X) that does not have to be pre-approved as long as management promptly notifies our Audit Committee of such service and our Audit Committee approves it prior to the service being completed.  Within these parameters, our Audit Committee annually approves the scope and fees payable for the year end audit, statutory audits and employee benefit plans to be performed by the independent registered public accounting firm for the next fiscal year.  Our Audit Committee also delegates pre-approval authority for permissible non-audit services to the Audit Committee’s Chairman.  Any approvals of non-audit services made by our Audit Committee’s Chairman are then reported by him at the next Audit Committee meeting.  All of the services provided by our independent registered public accounting firm during fiscal year 2014 were approved in accordance with our pre-approval policies and procedures.  None of the services were approved pursuant to Rule 2-01(c)(7)(i)(C) of Regulation S-X.

Recommendation of the Board of Directors

Our Board of Directors recommends that stockholders vote FOR the ratification of the appointment of Marcum LLP as our independent registered public accounting firm for the 2015 fiscal year.  Proxies received by the Board of Directors will be so voted unless stockholders specify in their proxies a contrary choice.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The former Chief Executive Officer’s son-in-law, Nezam Nikoo, is our Vice President–Engineering, Chief Technical Officer.  Mr. Nikoo’s spouse is Emily Nikoo, our Executive Vice President.  Mr. Nikoo’s total salary and bonus in 2014 and 2013 was $180,609 and $181,500, respectively.  In addition, in 2014 and 2013, respectively, Mr. Nikoo also received (i) option awards reflecting an aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of $15,250 and $16,750, and (ii) other compensation comprised of personal use of a company car, matching contributions to our 401(k) defined contribution plan and the dollar value of life insurance premiums paid by us with respect to life insurance for the benefit of Mr. Nikoo in the aggregate amount of $13,429 and $13,362.

One of our Directors, Gary P. Scharmett, is a partner at the law firm of Stradley Ronon Stevens & Young, LLP, which serves as our outside counsel.  For the 2014 and 2013 fiscal years, we were billed fees for legal services by this firm in the aggregate amount of $415,000 and $348,000, respectively.  Mr. Scharmett’s interest in this relationship arises from his minority ownership interest as a partner at this firm.  In management's opinion, the terms of such services were substantially equivalent to those which would have been obtained from unaffiliated parties.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our Directors and executive officers, and persons who own more than ten percent of our Common Stock, to file with the SEC and the NYSE MKT, initial reports of ownership and reports of changes in ownership of Common Stock and our other equity securities.  Officers, Directors and greater than ten percent stockholders (collectively, “Reporting Persons”) are additionally required to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on review of the copies of such reports furnished to us or written representations that no reports were required with respect to fiscal year 2014, we believe that all Section 16(a) filing requirements applicable to Reporting Persons were complied with on a timely basis during 2014.

STOCKHOLDER PROPOSALS

Director Nominations at the Annual Meeting

Our Bylaws require advanced notice of any stockholder proposal for nomination for the election of a Director.  Notice of any such stockholder proposal must be received by our Corporate Secretary at One Jake Brown Road, Old Bridge, New Jersey 08857 not less than sixty (60) days prior to the date of the scheduled annual meeting, regardless of any postponement, deferrals or adjournments of that meeting to a later date, however, if less than seventy (70) days’ notice of the date of the scheduled annual meeting is given, then to be timely, such notice must be received not later than the close of business on the tenth (10th) day following the earlier of the date notice of the scheduled annual meeting was mailed or the date of public disclosure of the annual meeting date.  Accordingly, any stockholder who wished to have a Director nomination considered at the 2015 Annual Meeting must have delivered notice to the Secretary no later than the close of business on March 20, 2015.  Any proposal received after that date is considered untimely.

Stockholder Proposals for Inclusion in 2016 Proxy Statement

The date by which we must receive stockholder proposals intended to be included in our Proxy Statement for presentation at the 2016 Annual Meeting of Stockholders is December 19, 2015, to be eligible for inclusion in such Proxy Statement.  Stockholder proposals must comply with all of the applicable rules and requirements set forth in the rules and regulations of the SEC, including Rule 14a-8 of the Exchange Act.  Stockholder proposals should be sent to our Chief Financial Officer at One Jake Brown Road, Old Bridge, New Jersey 08857.

Stockholder Proposals for Presentation at the 2016 Annual Meeting

Other than a proposal for nomination for the election of a Director which is subject to the advance notice requirements described above, if notice of a stockholder proposal intended to be presented at the 2016 Annual Meeting of Stockholders is not received by us on or before March 3, 2016 (whether or not the stockholder wishes the proposal to be included in the proxy statement for such annual meeting), we (through management proxy holders) may exercise discretionary voting authority on such proposal when and if the proposal is raised at the annual meeting without any reference to the matter in the Proxy Statement.

ANNUAL REPORT ON FORM 10-K

A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2014 ACCOMPANIES THIS PROXY STATEMENT.  WE WILL FURNISH TO EACH PERSON WHOSE PROXY IS BEING SOLICITED, UPON WRITTEN REQUEST, ANY EXHIBIT DESCRIBED IN THE LIST ACCOMPANYING THE FORM 10-K, UPON THE PAYMENT, IN ADVANCE, OF REASONABLE FEES RELATED TO OUR FURNISHING SUCH EXHIBIT(S).  REQUESTS FOR COPIES OF SUCH EXHIBIT(S) SHOULD BE DIRECTED TO OUR CHIEF FINANCIAL OFFICER AT OUR PRINCIPAL ADDRESS AS SHOWN ON THE COVER PAGE OF THIS PROXY STATEMENT.

By Order of the Board of Directors

Robert J. Pallé, Jr.
President
Date:  April 17, 2015
Old Bridge, New Jersey